Exhibit 5

Skadden, Arps, Slate, Meagher & Flom llp
スキャデン・アープス法律事務所
スキャデン・アープス外国法事務弁護士事務所
（外国法共同事業）
（ニューヨーク・カリフォルニア州法）
Skadden Arps Law Office
Skadden Arps Foreign Law Office
(Registered Associated Offices)
IZUMI GARDEN TOWER, 21ST FLOOR
1-6-1, ROPPONGI
MINATO-KU, TOKYO 106-6021, JAPAN
________
TEL: (03) 3568-2600
FAX: (03) 3568-2626

July 21, 2011

Advantest Corporation
Shin-Marunouchi Center Building
6-2, Marunouchi 1-chome,
Chiyoda-ku, Tokyo 100-0005
Japan

Re:	The issuance of stock options of Advantest

Ladies and Gentlemen:

We have acted as special Japan counsel to Advantest Corporation (“Advantest”), a corporation organized under the laws of Japan, in connection with the issuance of stock options of Advantest (the “Stock Options”) under the Advantest Corporation 2011 Equity Incentive Plan (for Verigy Ltd.) (the “Plan”).  Advantest has requested our opinion in connection with its Registration Statement on Form S-8 (the “Registration Statement”), which is to be filed on July 21, 2011 by Advantest with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and which relates to 2,387,046 shares of its common stock (the “Shares”), which may be issued by Advantest upon exercise of the Stock Options.  The number of the Shares issuable upon exercise of the Stock Options is subject to adjustment made in accordance with the rules of the Plans.

In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following:

(a)	the Registration Statement;

(b)	the Plan; and

(c)	a copy of the minutes of the board of directors of Advantest as of July 4, 2011.

In our examination we have assumed the genuineness of all signatures and seals, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.

We do not express any opinion as to the laws of any jurisdiction other than the Applicable Laws.

As used herein, “Applicable Laws” shall mean those laws, rules and regulations of Japan which, in our experience, are normally applicable to the issuance of the Stock Options, without our having made any special investigation as to the applicability of any specific law, rule or regulation, and which are not the subject of a specific opinion herein referring expressly to a particular law or laws.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Shares, when issued by Advantest upon exercise of the Stock Options, will be duly authorized, validly and legally issued, fully paid and non-assessable.

Our opinions are subject to the following assumptions and qualifications:

(a)
we have assumed that the performance by Advantest of any of its obligations under the Plan does not and will not conflict with, contravene, violate or constitute a default under (i) its organizational documents, (ii) any rule, law or regulation to which it is subject or (iii) any judicial or administrative order or decree of any governmental authority;

(b)
(i) the board meeting of Advantest held on July 4, 2011 has duly approved the issuance of the Stock Options, (ii) the Stock Options were, and will be duly granted in compliance with the Company Act of Japan (Law No. 86 of 2005, as amended) (the “Company Act”), the rules of the Plan and other relevant regulations, (iii) any person exercising his/her Stock Options will have duly exercised the Stock Options and paid the entire exercise price of the Stock Options in accordance with the rules of the Plan and in compliance with the Company Act and (iv) the number of the Shares outstanding after issuance of the Shares upon exercise of the Stock Options does not exceed the number of Shares that Advantest is authorized to issue under its articles of incorporation;

(c)
we have assumed that no authorization, consent or other approval of, notice to or filing with, any court, governmental authority or regulatory body is required to authorize or is required in connection with the performance by Advantest of its obligations under the Plan, the issuance of the Stock Option or the issuance of the Shares upon exercise of the Stock Options;

(d)
we do not express any opinion as to the effect on the opinions expressed herein of (i) the compliance or non-compliance of Advantest to the Plan with any laws or regulations applicable to them (other than those expressly set forth herein) or (ii) the legal or regulatory status or the nature of the business of Advantest;

(e)
certain terms used in the Plan and certain concepts expressed therein (i) may not have an equivalent term or concept, as the case may be, under Japanese legal principles, or (ii) may have a different meaning in legal practice under any law other than Japanese law from those understood by Japanese counsel including ourselves based upon the plain-English meaning of such terms or concepts, as the case may be;

(f)
this opinion letter is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to herein; without prejudice to the generality of the foregoing, nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information contained in the Plan or in any other document examined in connection with this opinion letter, except as expressly opined to herein;

(g)	the above opinions do not cover any matter related to tax law;

(h)
we do not express any opinion with respect to the effect of any amendments, supplements, renewals, extensions or modifications of the Plan which may be made at any time or from time to time after the delivery of this opinion;

(i)
this opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions as of the date hereof, and does not cover certain items that are not directly or definitively addressed by applicable authorities, and we have not made any investigation as to, and we do not express any opinion concerning, the applicability or effect of any law of any other jurisdiction;

The opinions expressed herein are valid only as of the date of this opinion.  We do not have any obligation to update this letter as to any subsequent matters, facts or events coming to our attention.

This opinion is being furnished only to you in connection with the issuance of the Stock Options, is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person or entity for any purpose without our prior written consent.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP
Skadden, Arps, Slate, Meagher & Flom LLP